Exhibit 10.2

FORM OF AMENDED AND RESTATED WORKING CAPITAL NOTE

AMENDED AND RESTATED UNSECURED PROMISSORY NOTE

U.S. $[•]

[•], 2019

[•], California

FOR VALUE RECEIVED, the undersigned, Kaleyra, Inc. (f/k/a GigCapital, Inc.), a Delaware corporation (“Maker”), promises to pay to the order of [•], [individual][entity], (“Payee”), at __________________ or at such other place as Payee may designate, the principal sum of [•] Dollars ($[•]), with interest thereon as provided in this Amended and Restated Unsecured Promissory Note (“Note”), which amends and restates the convertible Promissory Note previously delivered by Maker to Payee on [•], 2019.

1. The outstanding principal balance of this Note, plus all accrued and unpaid interest and fees due under this Note, shall, upon the receipt by the Maker, whether in a debt or equity financing event by the Maker (which may include the receipt of cash from third parties with which the Maker has entered into forward share purchase agreements), of cash proceeds in an amount not less than Eleven Million Five Hundred Thousand Dollars ($11,500,000.00) (the “Financing Proceeds”), be due and payable no later than ten (10) Business Days after Maker receives the Financing Proceeds. The date payment is received from the Financing Proceeds is hereinafter the “Maturity Date.” “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Milan, Italy are authorized or obligated to close.

2. Commencing on the date hereof until payment in full on the Maturity Date, interest shall accrue at a fixed interest rate equal to LIBOR plus a margin of one percent (1%) per annum, which interest rate as of the date hereof is one and ninety-one hundredths percent (1.09%). As used herein, “LIBOR” means the one-year U.S. Dollar LIBOR interest rate published in The Wall Street Journal on the Closing Date. All interest shall be computed on the basis of a 365-day year and the actual number of days elapsed.

3. This Note is one of a series of individual Notes issued by the Maker to one or more sponsors of Maker who are indebted to Maker as amendments of the notes issued by Maker to those sponsors, and to one or more Sellers (as defined below) pursuant to the terms of a Stock Purchase Agreement (the “Purchase Agreement”), dated as of February 22, 2019, as amended, by and among Maker, Kaleyra S.p.A., a company with shares formed under the laws of Italy (“Kaleyra”), all of the shareholders of Kaleyra (the “Sellers”), and Shareholder Representative Services LLC, a Colorado limited liability company, as representative for the Sellers. This Note shall rank at all times at least pari passu in right of priority of payment and in all other respects with all other notes issued by Maker to such sponsors and such Sellers pursuant to the Purchase Agreement.

4. If any day on which a payment of principal or interest is due is not a Business Day, then such payment shall be due on the next succeeding Business Day.

5. Maker represents and warrants as follows:

(a)

Maker is duly existing and in good standing under the laws of its jurisdiction of formation and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

(b)

The execution, delivery, and performance of this Note are within Maker’s powers, have been duly authorized, and neither conflict with nor constitute a breach of any provision contained in Maker’s formation documents or bylaws, nor will they constitute an event of default under any material agreement to which Maker is a party or by which Maker is bound;

(c)

Except as disclosed in writing to Payee prior to the date hereof, there is no action, suit or proceeding affecting Maker pending or, to Maker’s knowledge, threatened in writing before any court, arbitrator, or governmental authority, domestic or foreign, which could reasonably be expected to have a material adverse effect on the ability of Maker to perform its obligations under this Note;

(d)

This Note is a valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally; and

(e)

The incurrence of Maker’s obligations under this Note will not cause Maker to (i) become insolvent; (ii) be left with unreasonably small capital for any business or transaction in which Maker is presently engaged or plans to be engaged; or (iii) be unable to pay its debts as such debts mature.

6. It shall be an “Event of Default” under this Note if:

(a)	Maker fails to make any payment when due under this Note and such payment is not cured within five (5) days after Maker’s receipt of written notice of such failure;

(b)

Maker commences any case, proceeding or other action (i) under any existing or future law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Maker makes a general assignment for the benefit of its creditors;

(c)

there is commenced against Maker any case, proceeding or other action of a nature referred to in Section 6(b) which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of thirty (30) days;

(d)

there is commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;

(e)	Maker takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 6(b), (c) and (d);

(f)	Maker breaches any representation or warranty contained in this Note;

(g)	Maker is generally not, or shall be unable to, or admits in writing its inability to pay its debts as they become due; or

(h)

There occurs a change of control of Maker as a result of (i) a sale of all or substantially all of the assets of Maker or (ii) a transaction by and between Maker and any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)), whereby the stockholders of Maker immediately prior to such transaction own less than fifty percent (50%) of the total fair market value or total voting power of the equity of the acquiring or surviving entity, as applicable.

7. Upon the occurrence of an Event of Default, without any further act of Payee or any other Person, the entire unpaid and outstanding principal balance of this Note, together with all accrued and unpaid interest and any and all other amounts payable hereunder, and all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and/or collection of this Note, shall immediately be due and payable, and Payee may exercise all or any of its rights under applicable law. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

8. This Note may be prepaid in whole or in part without penalty or premium. All references to Dollars herein are to lawful currency of the United States of America.

9. Any extension of this Note granted to Maker by Payee shall not release Maker, or constitute a waiver, of any payment due on principal or interest, or otherwise diminish the rights of Payee. The Maker waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note. The obligations evidenced or created by this Note, as well as all waivers of rights by Maker contained herein, shall effectively bind and be the obligations and waivers of any and all others who may at any time become liable for the payment of all or any part of this Note, including, without limitation, all endorsers and guarantors. Payee may assign or transfer, by operation of law or otherwise, this Note or any of Payee’s rights or obligations hereunder, in whole or in part, with notice to but without the express prior written consent of Maker. Subject to the foregoing, this Note shall be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and permissible assigns.

10. No delay or omission on the part of Payee in exercising any of its remedies hereunder shall be deemed a continuing waiver of that right or any other right. The acceptance of Payee of any payment pursuant to the terms of this Note which is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to (a) collect such payment(s) in full and/or (b) exercise any of the foregoing options at that time or at any subsequent time or nullify any prior exercise of any such option, without the express written consent of Payee, except and as to the extent otherwise required by law.

11. Nothing herein shall be construed or operate as to require Maker, or any person liable for the payment of the Note, to pay interest or charges in an amount or at a rate greater than the highest rate permissible under applicable law. Should any interest or other charges paid by Maker result in the computation or earning of interest in excess of such rate, then any and all such excess shall be and the same is hereby waived by Payee, and all such excess shall be automatically credited against the principal balance of this Note, and any portion of said excess that exceeds the principal balance shall be paid by Payee to Maker.

12. Any provision of this Note may be amended, waived or modified only upon the written consent of Maker and Payee. If any provision of this Note is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the fullest extent permitted by law. Maker and Payee have each had the opportunity to have independent legal counsel review and seek to revise this Note, and this Note therefore shall not be interpreted against any party as the drafter. This Note shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

13. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

IN WITNESS WHEREOF, Maker has executed this Note in favor of Payee as of the date first written above.

“MAKER”

Kaleyra, Inc., a Delaware corporation

By:
Dr. Avi S. Katz
Chairman of the Board and Chief Executive Officer

Agreed and consented to:

“PAYEE”

[INDIVIDUAL][ENTITY]

By:

5